Exhibit 6.1

                            Devset License Agreement

7-01-1996

I hereby agree by and between Melvin David Koplow and Starr Koplow hereafter referred to as "The Koplows", as owners of Devset software. The Koplows hereby grant full unlimited, and exclusive usage of the Devset software program to PediaNet Inc. with the following provisions.

1) The usage and name and software become null and void if PediaNet ceases to exist as a corporate entity.

2) The exclusive usage is extended to only PediaNet and or any entity PediaNet owns or operates as a doing business as partner etc. This usage cannot be assigned to any other entity without full disclosure and permission by the Koplow, subject to their approval.

3) The compensation for the value and exclusive usage of Devset, in a working format, will be 200,000 share of PediaNet Inc. currently being sold for $1.00 Per share of equivalent to be agreed upon.


Devset

/s/ Starr Koplow
-----------------------
Starr Koplow

/s/ Melvin David Koplow
-----------------------
Melvin David Koplow


PediaNet
-----------------------
/s/ Jeffrey Steir
President


/s/ Steven Richter
-----------------------
Vice President


/s/ Aleksandr Ackerman
-----------------------
Treasurer

/s/ Shlomo Carlebach
-----------------------
Secretary